                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               PENNZOIL COMPANY
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                               PENNZOIL COMPANY
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules Q-11(c)(i)(ii), or 14a-6(i)(ii), or 14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

                                                                           LOGO



                                                       NOTICE OF ANNUAL MEETING
                                                                 APRIL 24, 1997
                                                            AND PROXY STATEMENT

TABLE OF CONTENTS

Letter to the Shareholders..................................................   1
Notice of Annual Meeting....................................................   2
Proxy Statement.............................................................   3
    I Election of Directors.................................................   4
     Nominees...............................................................   4
     Directors with Terms Expiring in 1998 and 1999.........................   5
     Board Organization and Meetings........................................   7
     Director Remuneration..................................................   7
     Certain Transactions...................................................   7
     Security Ownership of Directors and Officers...........................   8
     Compliance with Section 16(a) of the Exchange Act......................   8
     Executive Compensation.................................................   8
     Compensation Committee Interlocks and Insider Participation............  12
     Report of Compensation Committee on Executive Compensation.............  12
     Performance Graph......................................................  15
   II Approval of Appointment of Independent Public Accountants.............  16
  III Approval of 1997 Incentive Plan.......................................  16
  IV Other Business.........................................................  20
  Additional Information....................................................  20
     Security Ownership of Certain Shareholders.............................  20
     Shareholder Proposals for 1998 Meeting.................................  20
     Advance Notice Required for Shareholder Nominations and Proposals......  20
  Exhibit A -- 1997 Incentive Plan.......................................... A-1

                [LETTERHEAD OF PENNZOIL COMPANY APPEARS HERE]




DEAR SHAREHOLDER:                                                March 21, 1997

  You are cordially invited to attend the annual meeting of shareholders to be held at the Alley Theatre, 615 Texas Avenue, Houston, Texas on April 24, 1997 at 10:00 a.m. For those of you who cannot be present at this 108th annual meeting, we urge that you participate by indicating your choices on the enclosed proxy and completing and returning it at your earliest convenience.

  This booklet includes the notice of the meeting and the proxy statement, which contains information about the Board and its committees and personal information about each of the nominees for the Board. Other matters on which action is expected to be taken during the meeting are also described.

  It is important that your shares are represented at the meeting, whether or not you are able to attend personally. Accordingly, you are requested to sign, date and mail promptly the enclosed proxy in the envelope provided.

  On behalf of the Board of Directors, thank you for your continued support.


                                       /s/ JAMES L. PATE
                                       James L. Pate
                                       Chairman of the Board, President
                                       and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 24, 1997

TO THE SHAREHOLDERS OF
PENNZOIL COMPANY:

  The annual meeting of shareholders of Pennzoil Company will be held at the Alley Theatre, 615 Texas Avenue, Houston, Texas, on Thursday, April 24, 1997 at 10:00 a.m., Houston time, for the following purposes:

  1.To elect four directors.

  2.To approve the appointment of Arthur Andersen LLP as independent public accountants for 1997.

  3. To consider and act upon a proposed 1997 Incentive Plan covering 1,000,000 shares of the Common Stock of the Company.

  4. To transact such other business as may properly come before the meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business on February 28, 1997 as the record date for determining shareholders entitled to notice of and to vote at the meeting.

  You are cordially invited to attend the meeting in person. Even if you plan to attend the meeting, however, you are requested to mark, sign, date and return the accompanying proxy as soon as possible.

                                    By Order of the Board of Directors

                                              /s/ LINDA F. CONDIT
                                              Linda F. Condit
                                              Vice President and
                                              Corporate Secretary
March 21, 1997
Pennzoil Place, P.O. Box 2967
Houston, Texas 77252-2967

                [LETTERHEAD OF PENNZOIL COMPANY APPEARS HERE]


PROXY STATEMENT

  This Proxy Statement and the accompanying proxy card are being mailed to shareholders beginning on or about March 21, 1997. They are furnished in connection with the solicitation by the Board of Directors of Pennzoil Company (the "Company") of proxies from the holders of the Company's common stock ("Common Stock") for use at the annual meeting of shareholders to be held at the time and place and for the purposes set forth in the accompanying notice. In addition to the solicitation of proxies by mail, proxies may also be solicited by telephone, telegram or personal interview by regular employees of the Company. The Company has retained D. F. King & Co., Inc. to solicit proxies at a fee estimated not to exceed $10,000 plus reasonable expenses. The Company will pay all costs of soliciting proxies. The Company will also reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to beneficial owners of such stock.

  All duly executed proxies received prior to the meeting will be voted in accordance with the choices specified thereon. As to any matter for which no choice has been specified in a duly executed proxy, the shares represented thereby will be voted FOR the election as directors of the nominees listed herein, FOR approval of the appointment of Arthur Andersen LLP as the Company's independent public accountants, FOR approval of the proposed 1997 Incentive Plan and in the discretion of the persons named in the proxy in connection with any other business that may properly come before the annual meeting. A shareholder giving a proxy may revoke it at any time before it is voted at the annual meeting by filing with the Corporate Secretary an instrument revoking it, by delivering a duly executed proxy bearing a later date or by appearing at the annual meeting and voting in person.

  As of February 28, 1997, the record date for determining shareholders entitled to vote at the annual meeting, the Company had outstanding and entitled to vote 46,897,455 shares of Common Stock. Each share entitles the holder to one vote on each matter submitted to a vote of shareholders and to cumulative voting in the election of directors. The requirement for a quorum at the annual meeting is the presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock. In cumulative voting for directors, each shareholder is entitled to a number of votes equal to the number of shares held multiplied by the number of directors to be elected; the shareholder may cast all such votes for a single director or may cast them for any or all of the nominees in any manner the shareholder chooses. Information regarding the vote required for approval of other particular matters is set forth in the discussion of those matters appearing elsewhere in this Proxy Statement.

  The Annual Report to Shareholders, which includes financial statements of the Company for the year ended December 31, 1996, has been mailed to all shareholders. The Annual Report is not a part of the proxy solicitation material.

I ELECTION OF DIRECTORS

  Four directors are to be elected. The names of Messrs. Howard H. Baker, Jr., Harry H. Cullen, James L. Pate and Gerald B. Smith will be placed in nomination, and the persons named in the proxy will vote in favor of such nominees unless authority to vote in the election of directors is withheld. Messrs. Baker, Cullen and Pate are currently directors of the Company. The term of office for all directors to be elected will be a three-year term expiring on the date of the annual meeting in 2000 (or until their respective successors are duly elected and qualified).

  The persons named in the proxy may act with discretionary authority in the event of cumulative voting or if any nominee should become unavailable for election, although management is not currently aware of any circumstances likely to result in the exercise of discretionary authority with respect to cumulative voting. There are no conditions precedent to the exercise of cumulative voting. The proxies being solicited by the Board of Directors do not provide a means whereby express cumulative voting instructions can be given on the proxy. Accordingly, in order to vote cumulatively (other than through discretionary authority given pursuant to management's proxy), a shareholder would need to vote by ballot at the meeting. In accordance with the Company's By-laws, the four directors will be elected by a plurality of the votes cast.

  NOMINEES -- The following summaries set forth information concerning the four nominees for election as directors at the meeting, including each nominee's age, position with the Company, if any, and business experience during the past five years.

                                  Name, age and business experience
                                  ---------------------------------

                  HOWARD H. BAKER, JR. has been a partner with the law firm of
                  Baker, Donelson, Bearman & Caldwell since 1988. From 1987 to
                  1988, he was Chief of Staff to the President of the United
                  States. Mr. Baker also served three terms as a member of the
                  United States Senate and was Senate Majority Leader from
[PHOTO APPEARS    1981 to 1985 and Minority Leader from 1977 to 1981. He has
    HERE]         served as a director of the Company since 1991 and is a
                  member of the Finance Committee of the Board. Mr. Baker is chair of the Mayo Foundation, a director of Federal Express
                  Corporation and United Technologies Corporation and a regent of the Smithsonian Institution. He is 71 years of age and lives in Huntsville, Tennessee.

                  HARRY H. CULLEN has been engaged for more than the past five years in oil and gas exploration and production. He has
[PHOTO APPEARS    served as a director of the Company since 1992 and is a
    HERE]         member of the Compensation and Executive Committees of the
                  Board. Mr. Cullen is also a director of Cullen/Frost
                  Bankers, Inc. He is 61 years of age and lives in Houston.

                                Name, age and business experience
                                ---------------------------------

                  JAMES L. PATE was named Chairman of the Board of the Company in 1994. He has been President and Chief Executive Officer of the Company for more than the past five years. Mr. Pate
[PHOTO APPEARS    has served as a director of the Company since 1989, is
    HERE]         Chairman of the Executive Committee of the Board and is
                  Chairman of the Finance Committee of the Board. Mr. Pate is also a director of Bowater Incorporated. He is 61 years of age and lives in Houston.

                  GERALD B. SMITH has been Chairman and Chief Executive
                  Officer of Smith, Graham & Co. Asset Managers L.P., a fixed income investment management firm, for more than the past
[PHOTO APPEARS    five years. He is a member of the management board of
    HERE]         Rorento N.V., a director of Sisters of Charity of the
                  Incarnate Word Healthcare System and a member of the audit committee of Northern Borders Partners, L.P. He is 46 years of age and lives in Houston.

  DIRECTORS WITH TERMS EXPIRING IN 1998 AND 1999 -- The following summaries set forth information concerning the seven directors of the Company whose present terms of office will continue until 1998 or 1999, including each director's age, position with the Company, if any, and business experience during the past five years.

                                Name, age and business experience
                                ---------------------------------

                  W. J. BOVAIRD has served as Chairman of the Board of The
                  Bovaird Supply Company (investments) for more than the past five years. Mr. Bovaird has served as a director of the
[PHOTO APPEARS    Company since 1972 and is a member of the Finance Committee
    HERE]         of the Board. He is 72 years of age and lives in Tulsa,
                  Oklahoma. Mr. Bovaird's current term as a director of the Company expires in 1998.

                  W. L. LYONS BROWN, JR. served as Chairman of the Board of
                  Brown-Forman Corporation, a major diversified producer and marketer of fine quality consumer products, until his
                  retirement in 1995. He was also Chief Executive Officer of
                  Brown-Forman Corporation from 1975 until 1993. He has served
[PHOTO APPEARS    as a director of the Company since 1991 and is a member of
    HERE]         the Audit Committee of the Board. Mr. Brown is also a
                  director of Westvaco Corporation and an advisory director of Bessemer Holdings, L.P. He is 60 years of age and lives in Prospect, Kentucky. Mr. Brown's current term as a director of the Company expires in 1998.

                                Name, age and business experience
                                ---------------------------------

                  ERNEST H. COCKRELL has been engaged for more than the past five years in oil and gas exploration and production. He has served as a director of the Company since 1978 and is
[PHOTO APPEARS    Chairman of the Compensation Committee and a member of the
    HERE]         Audit and Executive Committees of the Board. Mr. Cockrell is
                  also a director of Southwest Bancorporation of Texas, Inc.
                  and Southwest Bank of Texas. He is 51 years of age and lives in Houston. Mr. Cockrell's current term as a director of the Company expires in 1998.

                  ALFONSO FANJUL has been Chairman of the Board and Chief
                  Executive Officer of Flo-Sun Incorporated (sugar and real
                  estate) for more than the past five years. He is also
                  Chairman of the Board and Chief Executive Officer of
                  Okeelanta Corporation (sugar), Chairman, Chief Executive
[PHOTO APPEARS    Officer and President of Central Romana Corporation, Ltd.
    HERE]         (sugar, real estate and cattle) and Chairman of the Board of
                  Florida Atlantic Investments, Inc. (real estate). Mr. Fanjul has served as a director of the Company since 1984 and is a member of the Compensation Committee of the Board. He is 59 years of age and lives in Palm Beach, Florida. Mr. Fanjul's current term as a director of the Company expires in 1999.

                  BERDON LAWRENCE has been President of Hollywood Marine,
                  Inc., a Gulf Coast operator of tank barges and tow boats
                  handling petrochemical and petroleum products, for more than
[PHOTO APPEARS    the past five years. Mr. Lawrence has served as a director
    HERE]         of the Company since 1990 and is a member of the Executive
                  Committee of the Board. He is 54 years of age and lives in Houston. Mr. Lawrence's current term as a director of the Company expires in 1999.

                  BRENT SCOWCROFT is a consultant on national and
                  international security affairs. From 1989 to 1993, he was
                  Assistant to the President of the United States for National
                  Security Affairs. He has served as a director of the Company since 1993 and is a member of the Finance Committee of the
[PHOTO APPEARS    Board. Mr. Scowcroft is also a director of Enron Global
    HERE]         Power & Pipelines L.L.C., Northrop Grumman Corporation and
                  Qualcomm Incorporated and a member of the board of trustees of the Rand Corporation. He is 72 years of age and lives in Bethesda, Maryland. Mr. Scowcroft's current term as a director of the Company expires in 1999.

                                Name, age and business experience
                                ---------------------------------

                  CYRIL WAGNER, JR. has been a partner in Wagner & Brown, a
                  firm involved in oil and gas exploration and production, for more than the past five years. He has served as a director
[PHOTO APPEARS    of the Company since 1992 and is Chairman of the Audit
    HERE]         Committee of the Board. Mr. Wagner is also a director of
                  Texas Commerce Bancshares, Inc. He is 63 years of age and lives in Midland, Texas. Mr. Wagner's current term as a director of the Company expires in 1999.

  BOARD ORGANIZATION AND MEETINGS -- The members of the Audit Committee and the Compensation Committee of the Board of Directors indicated in the above summaries are not employees of the Company. The Audit Committee of the Board recommends the appointment of independent public accountants to conduct audits of the Company's financial statements, reviews with the independent accountants the plan and results of the auditing engagement, approves other professional services provided by the independent accountants and evaluates the independence of the accountants. The Audit Committee also reviews the scope and results of procedures for internal auditing of the Company and the adequacy of the Company's system of internal accounting controls. The Compensation Committee approves, or in some cases recommends to the Board, remuneration arrangements and compensation plans involving the Company's directors, executive officers and certain other employees whose compensation exceeds specified levels. The Compensation Committee also acts on the granting of stock options and conditional stock units under the Company's stock option plans and conditional stock award programs. The Board does not have a standing nominating committee or other committee performing a similar function.

  During 1996, the Board of Directors held seven meetings. During 1996, the Audit Committee met two times, and the Compensation Committee met three times. During 1996, all members of the Board of Directors attended at least 75% of the total of all Board meetings and applicable committee meetings.

  DIRECTOR REMUNERATION -- Each director, other than a regularly employed officer of the Company, receives a director's fee of $30,000 per annum for service on the Board of Directors and a committee fee of $2,000 per committee per annum for service on the Audit, Executive, Finance and Compensation Committees. Each such director also receives an additional fee of $1,000 for each Board, Executive Committee or other committee meeting attended. All directors are reimbursed for their travel and other expenses involved in attendance at Board and committee meetings. In addition, Mr. Scowcroft received $100,000 in 1996 in remuneration for services as a director consulting on special international projects.

  CERTAIN TRANSACTIONS -- Mr. Baker is a partner in the law firm of Baker, Donelson, Bearman & Caldwell, which represents the Company from time to time in connection with certain matters pursuant to a retainer arrangement.

  SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS -- The following tabulation sets forth the shares of Common Stock of the Company beneficially owned directly or indirectly as of March 10, 1997 (i) by the Company's nominees for director, continuing directors, chief executive officer and five other most highly compensated executive officers and (ii) by all the foregoing and other current executive officers of the Company as a group.

                                              AMOUNT AND NATURE OF
                                            BENEFICIAL OWNERSHIP (1)
                                            ------------------------
                                                                     PERCENTAGE
                     NAME                      DIRECT       OTHER     OF CLASS
                     ----                   ------------ ----------- ----------
   David P. Alderson, II...................       61,170     --           *
   Howard H. Baker, Jr.....................        3,000     --           *
   Clyde W. Beahm..........................       37,752     --           *
   W. J. Bovaird...........................        6,535     --           *
   W. L. Lyons Brown, Jr...................        6,500       3,321      *
   Ernest H. Cockrell......................      151,515      10,000      *
   Harry H. Cullen.........................       16,115     --           *
   Alfonso Fanjul..........................          200      30,300      *
   Thomas M. Hamilton......................       61,739     --           *
   Berdon Lawrence.........................       15,000     --           *
   James L. Pate...........................      269,163     --           *
   William M. Robb.........................       56,349     --           *
   Brent Scowcroft.........................        2,500     --           *
   James W. Shaddix........................       70,449     --           *
   Gerald B. Smith.........................          500     --           *
   Cyril Wagner, Jr........................       19,900     --           *
   All the above and all other current
    executive
    officers as a group (22 persons).......      840,566      43,621    1.9%

--------
(1) Pursuant to regulations of the Securities and Exchange Commission (the "SEC"), securities must be listed as beneficially owned by a person who directly or indirectly holds or shares the power to vote or dispose of the securities, whether or not the person has any economic interest in the securities. In addition, a person is deemed a beneficial owner if he has the right to acquire beneficial ownership within 60 days, including upon exercise of a stock option or conversion of a convertible security. Shares of Common Stock listed under the "Direct" column include those owned by the individuals and members of their immediate families (or held by any of them in family trusts). Securities owned by certain family members are included in the foregoing table even in certain instances where the possession or sharing of voting or dispositive power is not acknowledged. The "Direct" column also includes shares subject to stock options exercisable within 60 days (55,516 for Mr. Alderson, 36,265 for Mr. Beahm, 60,836 for Dr. Hamilton, 243,549 for Mr. Pate, 51,120 for Mr. Robb, 58,539 for Mr. Shaddix, and 562,811 for all the above and all other current executive officers as a group). Shares shown under the "Other" column include ownership through corporations or subsidiaries of corporations in which the named individuals are officers or directors or charitable foundations in which the named individuals are officers, directors or trustees.

*  Less than 1%.

  COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT -- Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock. Based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all its directors and executive officers during 1996 complied on a timely basis with all applicable filing requirements under Section 16(a) of the Exchange Act.

  EXECUTIVE COMPENSATION -- Set forth below is information regarding the compensation of the Company's Chief Executive Officer (the "CEO") and the other five most highly compensated executive officers of the Company (together with the CEO, the "named officers").

  Summary Compensation Table. The summary compensation table set forth below contains information regarding the compensation of each of the named officers for services rendered in all capacities during 1994, 1995 and 1996.

                          SUMMARY COMPENSATION TABLE

                                                              LONG-TERM
                                                            COMPENSATION
                                                        ---------------------
                                ANNUAL COMPENSATION            AWARDS
                             -------------------------- ---------------------
                                                                   SECURITIES
                                                OTHER              UNDERLYING   ALL
                                                ANNUAL              OPTIONS/   OTHER
                                               COMPEN-  RESTRICTED    SARS    COMPEN-
       NAME AND                                 SATION    STOCK     (SHARES)  SATION
  PRINCIPAL POSITION    YEAR  SALARY   BONUS     (1)    AWARDS (2)    (3)       (4)
  ------------------    ---- -------- -------- -------- ---------- ---------- -------
James L. Pate           1996 $708,500 $739,500 $190,900  $401,400   100,000   $52,900
 Chairman of the Board, 1995  656,500    --     218,200   264,800    85,000    68,000
 President and Chief    1994  626,500  204,000    --      133,400      --      65,000
 Executive Officer
David P. Alderson, II
 (5)                    1996 $265,000 $200,000 $ 61,600  $ 80,300    18,500   $19,000
 Group Vice President-- 1995  241,300    --      61,100    53,000    16,500    22,000
 Finance & Accounting   1994  229,700   61,000    --       53,900      --      21,700
Clyde W. Beahm          1996 $234,600 $125,000 $ 62,200  $ 73,900    18,300   $16,300
 Group Vice President-- 1995  193,800    --      62,400    44,100    13,500    16,700
 Products Marketing     1994  174,600   49,600    --       42,700      --      13,200
Thomas M. Hamilton (6)  1996 $407,600 $   --   $ 61,600  $392,900    40,000   $29,600
 Executive Vice         1995  360,500    --      59,700    79,400    75,000    30,400
 President              1994  345,400   49,700    --       81,700      --      27,400
William M. Robb         1996 $264,200 $115,000 $ 61,600  $ 71,800    15,000   $18,800
 Group Vice President-- 1995  248,200    --      58,900    57,400    18,000    20,700
 Products Manufacturing 1994  237,500   38,900    --       55,000      --      18,000
James W. Shaddix        1996 $266,400 $200,000 $ 61,600  $ 80,300    18,500   $19,100
 General Counsel        1995  245,500    --      59,300    53,000    17,000    22,400
                        1994  233,900   61,000    --       55,000      --      22,700

--------
(1) Amounts shown for 1996 include aircraft usage charges of $108,800 for Mr. Pate; a perquisite allowance of $59,400 for Mr. Pate and $42,400 for Messrs. Alderson, Beahm, Hamilton, Robb and Shaddix; and excess medical coverage of $19,200 for Messrs. Pate, Alderson, Hamilton, Robb and Shaddix and $19,800 for Mr. Beahm. Amounts shown for 1995 include club membership fees and related costs of $101,800 for Mr. Pate; a perquisite allowance of $59,400 for Mr. Pate and $42,400 for Messrs. Alderson, Beahm, Hamilton, Robb and Shaddix; and excess medical coverage of $16,400 for Messrs. Pate, Alderson, Hamilton, Robb and Shaddix and $17,800 for Mr. Beahm. Excludes perquisites and other benefits for 1994 because the aggregate amounts thereof do not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for any named officer.
(2) Amounts shown under Restricted Stock Awards are the aggregate market value on January 1 of the year indicated of shares of Common Stock underlying common stock units awarded on such date under the Company's Conditional Stock Award Programs. Each common stock unit awarded is to be distributed in the form of a share of Common Stock at the end of a five-year period, provided certain conditions as to continued employment are met. In the interim, participants receive dividend equivalents on their common stock units as though they were shares of Common Stock. The aggregate common stock units held at the end of 1996 and their values were 22,000 units, $1,243,000 for Mr. Pate; 5,210 units, $294,400 for Mr. Alderson; 4,430 units, $250,300 for Mr. Beahm; 14,130 units, $798,300 for Dr. Hamilton; 5,130 units, $289,800 for Mr. Robb; and 5,230 units, $295,500 for Mr.
    Shaddix. Such values are calculated by multiplying the closing market price of the Common Stock on December 31, 1996 ($56.50) by the number of common stock units held at such date.

                                        (footnotes continued on following page)

(3) All options were granted in tandem with stock appreciation rights, but there is currently in effect a moratorium on the exercise of any such stock appreciation rights.
(4) Amounts shown under All Other Compensation include (i) amounts contributed or accrued for 1996 under the Company's Savings and Investment Plan and related supplemental agreements ($49,200 for Mr. Pate, $17,000 for Mr. Alderson, $14,600 for Mr. Beahm, $26,500 for Dr. Hamilton, $16,800 for Mr. Robb and $17,200 for Mr. Shaddix and (ii) amounts paid by the Company in 1996 for certain premiums on term life insurance ($3,700 for Mr. Pate, $2,000 for Mr. Alderson, $1,700 for Mr. Beahm, $3,100 for Dr. Hamilton, $2,000 for Mr. Robb and $2,000 for Mr. Shaddix).
(5) Prior to June 13, 1996, Mr. Alderson was also Treasurer of the Company.
(6) Dr. Hamilton resigned as Executive Vice President of the Company effective December 17, 1996.

  Option/SAR Grants. Shown below is further information on grants of stock options during 1996 to the named officers reflected in the Summary Compensation Table on page 9.

                           OPTION/SAR GRANTS IN 1996

                                         INDIVIDUAL GRANTS
                         --------------------------------------------------
                            NUMBER OF     PERCENT OF
                           SECURITIES       TOTAL
                           UNDERLYING    OPTIONS/SARS                        GRANT
                          OPTIONS/SARS    GRANTED TO   EXERCISE               DATE
                         GRANTED IN 1996  EMPLOYEES   PRICE (PER EXPIRATION  VALUE
                          (SHARES) (1)     IN 1996    SHARE) (2)    DATE      (3)
                         --------------- ------------ ---------- ---------- --------
James L. Pate...........     100,000         11.5%     $39.625   3/26/2006  $665,700
David P. Alderson, II...      18,500          2.1%     $39.625   3/26/2006  $123,200
Clyde W. Beahm..........      18,300          2.1%     $39.625   3/26/2006  $121,800
Thomas M. Hamilton......      40,000          4.6%     $39.625   3/26/2006  $266,300
William M. Robb.........      15,000          1.7%     $39.625   3/26/2006  $ 99,900
James W. Shaddix........      18,500          2.1%     $39.625   3/26/2006  $123,200

--------
(1) All the above options were granted on March 26, 1996, and all the above options become exercisable in 33 1/3% increments on each of the first, second and third anniversaries of the date of grant. Such options were granted in tandem with stock appreciation rights, but there is currently in effect a moratorium on the exercise of any such stock appreciation rights. All the above options were granted pursuant to the Company's 1992 Stock Option Plan.
(2) The option exercise price is 100% of the average of the high and low trading prices of the Common Stock on the New York Stock Exchange on the date of grant (March 26, 1996) and may be paid in cash or previously owned shares of Common Stock.
(3) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, that may be realized will depend on the excess of the underlying stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized will be at or near the value estimated by the Black-Scholes model. The estimated values under the model are based on the following assumptions: expected volatility based on a three-year historical volatility of month-end Common Stock prices (20.8%), a risk-free rate of return based on a 10-year zero-coupon U.S. Treasury rate at the time of grant (6.2%), an average of dividend yields on Common Stock for prior three years (5.4%), an option exercise period of 10 years (with the exercise occurring at the end of such period) and no adjustment for the risk of forfeiture over the three-year vesting period.

  Option Exercises and 1996 Year-End Option/SAR Holdings. Shown below is information with respect to unexercised options to purchase Common Stock granted in 1996 and prior years to the named officers and held by them at December 31, 1996. None of the named officers exercised options or tandem stock appreciation rights in 1996.

                       YEAR-END 1996 OPTION/SAR HOLDINGS

                             NUMBER OF SECURITIES
                            UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                OPTIONS HELD AT           IN-THE-MONEY OPTIONS AT
                               DECEMBER 31, 1996           DECEMBER 31, 1996 (1)
                         ----------------------------- -----------------------------
                         EXERCISABLE UNEXERCISABLE (2) EXERCISABLE UNEXERCISABLE (2)
                         ----------- ----------------- ----------- -----------------
James L. Pate...........   181,883        156,667       $594,400      $2,303,800
David P. Alderson, II...    43,850         29,500       $132,500      $  431,800
Clyde W. Beahm..........    25,665         27,300       $105,700      $  406,700
Thomas M. Hamilton......    64,169         90,001       $477,400      $1,412,500
William M. Robb.........    40,120         27,000       $136,900      $  383,600
James W. Shaddix........    46,706         29,834       $138,400      $  435,400

--------
(1) The excess, if any, of the market value of Common Stock at December 31, 1996 ($56.50) over the option exercise price.

(2) All of these options become immediately exercisable upon a change in control of the Company.

  Retirement Plan and Supplemental Agreements. The Company has a tax-qualified retirement plan applicable to salaried employees generally. The retirement plan generally provides for annual retirement benefits approximating between 1.1% and 1.6% of a calculated career average compensation multiplied by the number of years of service. For purposes of the retirement plan, career average compensation approximates the lesser of an employee's final five-year average compensation and his 1993 annual compensation. The annual benefits under the retirement plan are net of certain offsets based on social security benefits and reflect limitations mandated by the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), on the maximum amounts payable. The Company has agreements with Messrs. Pate, Alderson, Beahm, Robb and Shaddix to supplement their benefits under the tax-qualified retirement plan in the event and to the extent the aforesaid limitations on annual benefits mandated by ERISA reduce the retirement benefits that otherwise would be payable under such plan. The Company also has a deferred compensation agreement with Mr. Pate designed to bring his total annual retirement benefits from all sources (including social security and benefits from prior employers) to 57% of his annual salary rate at retirement. This percentage is comparable to the proportion that retirement benefits provided by the Company's regular retirement plan (and social security) for the majority of the Company's employees bear to remuneration at the time of retirement. In addition, the deferred compensation agreement provides for continuation of medical expense reimbursement plan coverage for the participant, his spouse and dependents. Based on salaries as of December 31, 1996, estimated annual benefits payable upon retirement at normal retirement age (65) from all sources would be $416,100 for Mr. Pate, $149,300 for Mr. Alderson, $48,400 for Mr. Beahm, $100,800 for Mr. Robb and $140,100 for Mr. Shaddix.

  Termination of Employment and Change-in-Control Arrangements. The Company maintains an Executive Severance Plan for selected employees providing for severance benefits upon a termination of employment for reasons other than cause within two years after a change in control of the Company. Benefits are payable only in the event there occurs each of (i) a change in control of the Company, (ii) a designation by the Board of Directors and the Compensation Committee that the employee is likely to be adversely affected by the change in control and (iii) a subsequent termination of employment within two years for reasons other than cause. Benefits are prorated if the employee is within three years of normal retirement age (65) at termination of employment. Participants in the plan include Messrs. Alderson,

Beahm, Robb and Shaddix. Such severance benefits generally include a payment of up to three times a participant's annual salary and incentive bonus and continuation of life insurance and medical coverage for one year following termination of employment.

  The Company also has agreements with Messrs. Pate, Alderson, Beahm, Robb and Shaddix that provide for the acceleration of benefits in the event of the occurrence, as determined by the Board of Directors, of a change in control of the Company that has a reasonable likelihood of causing the forfeiture of benefits that such persons otherwise would have earned by depriving them of the opportunity to fulfill applicable service and age prerequisites. The agreements provide that the covered persons will receive, in the event of such a change in control but without regard to any termination of employment, cash payments equal to the appreciated value of all unvested, nonqualified stock options. The agreements also provide, in the event of termination of employment of a covered employee within six months following such a change in control, (a) for cash payments generally equal to the unvested amounts under the Company's Savings and Investment Plan (as well as the agreements providing for reimbursement of benefits that would be payable under such Plan but for limitations imposed by ERISA) forfeitable on the date of termination of employment, (b) for continuation of life insurance and, in certain instances, medical expense coverage for one year, (c) for cash payments equal to the discounted value of benefits otherwise payable under the deferred compensation agreements referred to above under "-- Retirement Plan and Supplemental Agreements," based on an assumed continuation of employment until age 65 and actuarially determined life expectancies, (d) in certain instances, for cash payments in settlement of long-term medical benefits otherwise payable and (e) for cash payments equal to the discounted value of benefits otherwise payable under a supplemental disability plan and a salary continuation plan. Deferred compensation agreements and certain supplemental benefit agreements under which payments are currently being made have been supplemented by the Company to provide, upon a change in control of the Company, for the cash-out of retirement, spouse and medical benefits. In addition, the Company's conditional stock award programs provide for acceleration of benefits upon a change in control. The dollar amounts that would be payable under the agreements and plan described in this and the preceding paragraph and the other plans providing payments triggered by a change in control, exclusive of amounts attributable to benefits already vested, would be (as of December 31, 1996) $5,217,400 for Mr. Pate, $2,018,700 for Mr. Alderson, $1,676,300 for Mr.
Beahm, $1,682,600 for Mr. Robb and $2,017,600 for Mr. Shaddix. In addition, a change in control would result in the accelerated payment of benefits already earned and vested over a period of years in the amounts of $3,330,400 for Mr. Pate, $370,100 for Mr. Alderson, $271,100 for Mr. Beahm, $355,500 for Mr. Robb and $407,600 for Mr. Shaddix.

  Other Matters. In 1977, the Board of Directors formally adopted and confirmed a policy relating to the use of Company facilities. In certain circumstances, the policy requires use by officers of Company facilities in order to increase the time available for performance of Company business and for reasons of security and other corporate purposes. Under applicable federal income tax regulations, the Company imputes income to employees of the Company for federal income tax purposes with respect to their use of Company facilities when and to the extent required by the regulations. When the policies and procedures adopted by the Board have been duly observed, it is contemplated that the Company will hold employees harmless from any tax (including penalty and interest) sought to be imposed on a basis in excess of the amount of income imputed by the Company as described above. To date, no amounts have been paid or requested to reimburse employees for such a tax.

  COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION -- The members of the Compensation Committee of the Board are Messrs. Cockrell, Cullen and Fanjul, all of whom are nonemployee directors.

  REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION --

  Compensation Philosophy. The Company's executive compensation program has been designed to help the Company attract, motivate and retain the executive talent that the Company needs in order to maximize its return to shareholders. To this end, the Company's executive compensation program provides appropriate compensation levels and incentive pay that varies based on corporate, business unit and individual performance.

  Base salary, annual incentives, long-term incentives and executive benefits are the elements of compensation provided to the Company's executives. The Compensation Committee's philosophy is to place more emphasis on variable incentive pay and less emphasis on base salary because the primary compensation program objective is to reward executives for maximizing long-term returns to shareholders. The Compensation Committee determines appropriate levels of compensation for executive positions based on information drawn from compensation surveys, proxy statements for comparative organizations and compensation consultants. The proxy statement analyses on pay levels generally use the same group of companies shown as industry peer companies in the Company's total shareholder return performance graphs ("peer group"). However, the Compensation Committee also considers proxy data for other energy companies in the Houston market. The data drawn from compensation surveys are for energy and general industry companies with revenues comparable to the Company's revenues.

  Base Salary Program. The Company's base salary program is based on a philosophy of providing salaries that are equivalent with the market median for companies of comparable size (as measured by revenues). In aggregate, the Company's executive salaries are consistent with this philosophy. Base salary levels are also based on each individual employee's performance over time and each individual's role in the Company. Consequently, employees with higher levels of sustained performance over time and/or employees assuming greater responsibilities are paid correspondingly higher salaries. Executive salaries are reviewed annually based on a variety of factors, including individual performance, company performance, general levels of market salary increases and the Company's overall financial results. Individual performance assessment is subjective; the Compensation Committee considers earnings levels, progress in implementing strategic initiatives and effectiveness in business development efforts in establishing base salary increases for executives. No specific performance formula or weighting of these or other factors is used in determining base salary levels. In 1996, the CEO's salary was increased from $660,000 to $730,000 based on median market salaries for companies of comparable size (with consideration also given to base salaries for CEOs in the peer group) and on the performance indicators described above.

  Annual Incentive Plan. The Company's annual incentive plan is intended to
(1) reward key employees based on company, business unit and individual performance, (2) motivate key employees and (3) provide appropriate cash compensation opportunities to plan participants. Under the plan, target award opportunities, which are based at the market 55th percentile, vary by individual position and are expressed as a percent of base salary. The amount that a particular executive may earn is directly dependent on the individual's position, responsibility and ability to impact the Company's financial success.

  For 1996, the Company set an annual incentive plan performance goal of a minimum level of earnings without any debt increase. The payouts under the annual incentive plan were subject to a 20% reduction if general and administrative expenses exceeded targets. The performance goal was exceeded by a significant amount. The plan provided for individual incentive payouts based on a combination of corporate, business unit and individual/team strategic performance. For senior level management (including all named officers), 50% of the award was based on corporate performance, 30% was based on business unit performance and 20% was based on key individual/team strategic performance. Corporate performance objectives, which were equally weighted, were return on average equity (ROAE) compared to the peer group and a ratio of earnings before interest, taxes, depreciation and amortization (EBITDA) to revenue relative to targets. The business unit performance objectives varied by unit but included such items as cash flow, cost management, reserve replacement, economic value added, market share and environmental and safety effectiveness. For corporate positions, weighted average business unit results (with the weighting determined by unit assets) were considered in determining the 30% of the incentive based on business unit performance. The individual/team strategic element of the plan was administered on a subjective basis with no specific weightings assigned to individual performance factors.

  In 1996, the Company experienced a significant improvement in its financial and operating performance. As a result, the Company exceeded targeted levels of performance on the EBITDA to revenue ratio. The Company also performed above targeted levels on the ROAE measure, after adjustments for unrealized gains on the Company's Chevron Corporation common stock holdings, for certain joint venture start-up expenses and for a severance charge. Business unit performance varied, falling both above and below targets. Consequently, total incentive awards varied from slightly below to slightly above targeted levels for business units and corporate staff.

  The CEO's annual incentive payout for 1996 performance was $739,500. The award was based on the same corporate and business unit performance measures described above for other executives as well as an assessment by the Compensation Committee of the CEO's individual performance in contributing to the improvement in financial results and growth in shareholder return. The total award was between targeted and maximum levels.

  Long-Term Incentive Plans. The Company has several types of long-term incentive awards intended to achieve various objectives. Stock options are the primary long-term incentive award used by the Company and are granted at 100% of fair market value at the date of grant. Conditional stock grants are also used and are made to increase executive share ownership levels and reward executives for maintaining and enhancing the Company's total shareholder return. In addition, the Company has a long-term performance plan, which rewards participants for improving the Company's total shareholder return relative to the peer group. Awards under this plan are paid (if earned) after the completion of three-year performance cycles, the first of which will conclude at the end of 1997. The total award level under the aggregate of incentive awards is targeted at the market 55th percentile.

  In 1996, the CEO received stock options for 100,000 shares of Common Stock and 9,500 shares of conditional stock. The actual stock option and conditional stock awards provided to the CEO in 1996 (when considered together with the targeted value of the long-term performance plan) placed the CEO's total long-term incentive at approximately the market 75th percentile. This award was above normal targeted levels because of the efforts taken by the CEO to improve the company's operating and financial results.

  Other Plans and Benefits. The Company's executive officers participate in several other compensation plans and benefit programs. These programs provide benefits generally related to salary levels and length of service (as in the case of retirement plan benefits, savings plan benefits, disability benefits and death benefit coverages), or are independent of salary levels (such as the perquisite allowances and medical coverages). There is no specific performance-based relationship between benefits under these plans and corporate performance (except that savings plan contributions are invested in Common Stock).

  Section 162(m). The proposed 1997 Incentive Plan of the Company contained within this proxy statement provides for stock option grants, annual incentive plan awards and long-term performance plan awards to be qualified as performance-based compensation under Section 162(m) of the Internal Revenue Code (the "Code"). The Company has not taken steps to qualify its conditional stock as performance-based pay at this time. Conditional stock is provided to executives as both a performance incentive and a retention incentive. It is also a competitive form of compensation which is common among energy companies. The Company intends to qualify the 1997 Incentive Plan of the Company under Section 162(m).

  This report is furnished by the Compensation Committee of the Board of Directors.

                                          Ernest H. Cockrell, Chairman
                                          Harry H. Cullen
                                          Alfonso Fanjul

February 20, 1997

  PERFORMANCE GRAPHS --

  Five Years Ended December 31, 1996. The following performance graph compares the cumulative total shareholder return on the Common Stock to the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Oil-Integrated Domestic Index for the last five years. The graph assumes that the value of the investment in the Common Stock and each index was $100 at December 31, 1991 and that all dividends were reinvested.



                                    [GRAPH]

                                                              S&P Oil
                                 Penzoil                     Integrated
                                 Company        S&P 500       Domestic
                             ---------------   ---------    ----------
1991                          100.00            100.00       100.00
1992                           94.395           107.6989     102.2256
1993                          105.9915          118.4191     107.762
1994                           93.241           119.9759     116.4146
1995                           94.2651          165.0073     128.7237
1996                          128.7072          202.8684     162.7914

  Supplemental Information for Year Ended December 31, 1996. The following supplemental performance graph compares the cumulative total shareholder return on the Common Stock to the cumulative total return on the Standard & Poor's 500 Stock Index and the Standard & Poor's Oil-Integrated Domestic Index for the most recent twelve-month period ended December 31, 1996 (on a month-by-month basis at the end of each calendar month). The graph assumes that the value of the investment in the Common Stock and each index was $100 at December 31, 1995 and that all dividends were reinvested.



                                    [GRAPH]

                                                              S&P Oil
                                 Penzoil                     Integrated
                                 Company        S&P 500       Domestic
                             ---------------   ---------    ----------
Dec 1995                      100.00            100.00       100.00
                               96.1538          103.3996     100.6668
Feb 1996                       90.5325          104.3615     100.9804
                               94.6746          105.3663     110.5199
Apr 1996                      105.3924          106.9183     112.9519
                              103.0107          109.671      113.9082
Jun 1996                      110.7514          110.0891     112.798
                              117.6359          105.2281     108.6995
Aug 1996                      127.8131          107.461      112.2516
                              127.2144          113.4933     118.5146
Oct 1996                      122.7033          116.6222     120.8402
                              135.3345          125.4297     128.8267
Dec 1996                      136.5376          122.945      126.4658

II APPROVAL OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors, upon recommendation of its Audit Committee, has approved and recommends the appointment of Arthur Andersen LLP as independent public accountants to conduct an audit of the Company's financial statements for the year 1997. This firm has acted as independent public accountants for the Company for many years.

  Members of Arthur Andersen LLP will attend the annual meeting and will be available to respond to questions which may be asked by shareholders. Such members will also have an opportunity to make a statement at the meeting if they desire to do so.

  The Board of Directors recommends that shareholders approve the appointment of Arthur Andersen LLP as the Company's independent public accountants. In accordance with the Company's By-laws, approval of the appointment of independent public accountants will require the affirmative vote of a majority of the shares of Common Stock voted at the meeting. Accordingly, abstentions and broker non-votes applicable to shares present at the meeting will not be included in the tabulation of votes cast on this matter.

III APPROVAL OF 1997 INCENTIVE PLAN

  DESCRIPTION OF THE 1997 INCENTIVE PLAN -- The Company in the past has used stock options and conditional stock to attract and retain key employees in the belief that employee stock ownership and stock-related compensation devices encourage a community of interest between employees and shareholders. Because fewer than 160,000 shares remained available for grant under existing plans as of December 31, 1996, the Board of Directors began considering the creation of new incentive plans for the Company. Accordingly, the Board of Directors in February 1997 adopted, subject to shareholder approval, a 1997 Incentive Plan (the "1997 Plan"), covering an aggregate of 1,000,000 shares of Common Stock. The objectives of the Incentive Plan are to (i) attract and retain the services of key employees and (ii) encourage a sense of proprietorship in and stimulate the active interest of those persons in the development and financial success of the Company by making awards ("Awards") designed to provide participants in the 1997 Plan with a proprietary interest in the growth and performance of the Company.

  Persons eligible for Awards are (i) key employees holding positions of responsibility with the Company or any of its subsidiaries and whose performance can have a significant effect on the success of the Company, and
(ii) individuals who are expected to become such key employees within six months of the date of an Award. As of March 6, 1997, there were at least 154 employees of the Company and its subsidiaries, consisting of executive officers and certain other key employees of the Company and its subsidiaries, who would be eligible to participate in the 1997 Plan. It is expected that the 1997 Plan will provide incentives for a period of approximately two years, after which time it may be appropriate for the Company to implement another similar plan.

  The Compensation Committee of the Company's Board of Directors (the "Committee") will administer the 1997 Plan. The Committee will have the exclusive power to administer the 1997 Plan, to take all actions specifically contemplated thereby or necessary or appropriate in connection with the administration thereof, to interpret the 1997 Plan, to adopt such rules, regulations and guidelines for carrying out its purposes as the Committee may deem necessary or proper in keeping with the objectives of the 1997 Plan and to correct any defect or reconcile any inconsistency in the 1997 Plan. The Committee may, in its discretion, among other things, extend or accelerate the exercisability of an Award, accelerate the vesting of or eliminate or make less restrictive any restrictions contained in any Award, waive any restriction or other provision of the 1997 Plan or in any Award or otherwise amend or modify any Award in any manner that is either (i) not adverse to that participant holding the Award or (ii) consented to by that participant. The Committee may also make an Award to an individual who it expects to become an employee of the Company or any of its subsidiaries within six months of the Award, subject to such individual being so employed by the Company or a subsidiary thereof within such period. The Committee may delegate to the chief executive officer and other senior officers of the Company its duties under the 1997 Plan.

  The Board of Directors may amend, modify, suspend or terminate the 1997 Plan for the purpose of addressing any changes in legal requirements or for any other lawful purpose, except that (i) no amendment or alteration that would adversely affect the rights of any participant under any Award previously granted to such participant shall be made without the consent of such participant and (ii) no amendment or alteration shall be effective prior to its approval by the stockholders of the Company to the extent such approval is required by applicable legal requirements. The Board of Directors may make certain adjustments in the event of any subdivision, split or consolidation of outstanding shares of Common Stock, any declaration of a stock dividend payable in shares of Common Stock, any recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, any adoption by the Company of any plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends).

  Awards may be in the form of, among other things (i) rights to purchase a specified number of shares of Common Stock at a specified price ("Options"),
(ii) rights to receive a payment, in cash or Common Stock, equal to the fair market value or other specified value of a number of shares of Common Stock on the rights exercise date over a specified strike price ("SARs"), (iii) grants of restricted or unrestricted Common Stock or units denominated in Common Stock, (iv) grants denominated in cash and (v) grants denominated in cash, Common Stock, units denominated in Common Stock or any other property which are made subject to the attainment of one or more performance goals ("Performance Awards").

  The Committee will determine the employees to receive Awards and the terms, conditions and limitations applicable to each such Award, which conditions may, but need not, include continuous service with the Company, achievement of specific business objectives, attainment of specified growth rates, increases in specified indices or other comparable measures of performance. Performance Awards may include more than one performance goal, and a performance goal may be based on one or more business criteria applicable to the grantee, the Company as a whole or one or more of the Company's business units and may include any of the following: increased revenue; net income; earnings before interest, taxes, depreciation and amortization (EBITDA); other earnings measures; economic value added (EVA); cash flow measures; stock price; market share; return on equity or capital; return on revenue measures; costs; oil and gas volumes; petroleum reserve measures and safety and environmental performance measures.

  FEDERAL INCOME TAX CONSEQUENCES -- The following is a summary of the general rules of present federal income tax law relating to the tax treatment of stock awards, incentive stock options ("ISOs"), non-qualified stock options ("NSOs") and SARs issued under the 1997 Plan. The discussion is general in nature and does not take into account a number of considerations which may apply in light of the particular circumstances of a participant under the 1997 Plan.

  Stock Awards and Related Tax Payments. Under the Code, federal income tax consequences with respect to a stock award depend on the facts and circumstances of each stock award and, in particular, the nature of the restrictions imposed with respect to the shares which are the subject of the stock award. In general, if shares which are the subject of the stock award are actually issued to a participant, but are subject to a "substantial risk of forfeiture" (for example, if rights to ownership of the shares are conditioned upon the future performance of substantial services by the participant), a taxable event generally occurs only when the risk of forfeiture lapses. At such time as the substantial risk of forfeiture lapses, the participant will realize ordinary income to the extent of the excess of the fair market value of the shares on the date the risk of forfeiture lapses over the participant's cost for such shares (if any), and the same amount is then deductible by the Company as compensation expense. If the restrictions with respect to the shares that are the subject of such stock award, by their nature, do not subject the key employee to a "substantial risk of forfeiture" of the shares, then the participant will realize ordinary income with respect to the shares to the extent of the excess at the time of the grant of the fair market value of the shares over the participant's cost; and the same amount is then deductible by the Company. If no shares are actually issued to the participant at the time the stock award is granted, the participant will generally realize ordinary income at the time the participant receives shares free of any substantial risk of forfeiture, and the amount of such income will be equal to the fair market value of the shares at such time over the participant's cost, if any; and the same amount is then deductible by the Company. The Company's deductions for compensation paid under the Plan are in all cases subject to certain applicable tax law limitations.

  Options. Some of the options issuable under the 1997 Plan may constitute ISOs within the meaning of Section 422 of the Code, while other options granted under the 1997 Plan may be NSOs. The Code provides for tax treatment of stock options qualifying as ISOs that may be more favorable to participants than the tax treatment accorded NSOs. Generally, upon the exercise of an ISO, the optionee will recognize no income for federal income tax purposes. The difference between the exercise price of the ISO and the fair market value of the stock at the time of exercise is an item of tax preference that may require payment of an alternative minimum tax. On the sale of shares acquired by exercise of an ISO (assuming that the sale does not occur within two years of the date of grant of the option or within one year from the date of exercise), any gain will be taxed to the optionee as long-term capital gain. In contrast, upon the exercise of an NSO, the optionee recognizes taxable income (subject to withholding) in an amount equal to the difference between the then-fair market value of the shares on the date of exercise and the exercise price. Upon any sale of such shares by the optionee, any difference between the sale price and the fair market value of the shares on the date of exercise of the NSO will be treated generally as capital gain or loss. No deduction is available to the Company upon the grant or exercise of an ISO (although a deduction may be available if the participant sells the shares so purchased before the applicable holding periods expire), whereas, upon exercise of an NSO, the Company is entitled to a deduction in an amount equal to the income recognized by the participant. Except with respect to death or disability, an optionee has three months after termination of employment in which to exercise an ISO and retain favorable tax treatment at exercise.

  Stock Appreciation Rights. The amount of any cash or the fair market value of any stock received by a participant upon the exercise of SARs under the 1997 Plan will be subject to ordinary income tax in the year of receipt, and the Company will be entitled to a deduction for such amount.

  Other. In general, a federal income tax deduction is allowed to the Company in an amount equal to the ordinary income recognized by a participant with respect to awards under the 1997 Plan, provided that such amount constitutes an ordinary and necessary business expense of the Company, that such amount is reasonable and that the Company satisfies any withholding obligation with respect to such income.

  CURRENT MORATORIUM ON EXERCISE OF SARS -- The current moratorium on the exercise of SARs under the Company's existing stock option plans (referred to above under "Executive Compensation") shall also apply to SARs granted (either alone or in tandem with Options) under the 1997 Plan. Should the Compensation Committee determine to lift this moratorium in the future, current accounting practices would require the Company to recognize compensation expense with respect to SARs equal in the aggregate to the excess from time to time of the market value of Common Stock subject to SARs over the specified strike price of the SARs, less the federal income tax benefit to the Company.

  ALLOCATION OF AWARDS UNDER THE 1997 PLAN -- The following table illustrates the allocation of Awards to be made over the life of the 1997 Plan:

      NAME OR POSITION                                AWARDS (1)
      ----------------                                ---------
      James L. Pate                                not determinable
      David P. Alderson, II                        not determinable
      Clyde W. Beahm                               not determinable
      Thomas M. Hamilton                                 -0- (2)
      William M. Robb                              not determinable
      James W. Shaddix                             not determinable
      All executive officers                       not determinable
      All non-executive directors                        -0-
      All employees other than executive officers  not determinable

--------
(1) The allocation of Awards under the 1997 Plan is not currently determinable as such allocation is dependent upon future decisions to be made by the Compensation Committee in its sole discretion, subject to applicable provisions of the 1997 Plan. As of March 1, 1997, grants of Options had been made under the 1997 Plan covering the following number of shares of Common Stock at an exercise price of $60.8125 per share: all executive officers as a group other than the named officers, 70,000 shares.
(2) Dr. Hamilton resigned as Executive Vice President of the Company effective December 17, 1996.

  SECTION 162(M) OF THE INTERNAL REVENUE CODE -- Section 162(m) of the Code disallows deductions for compensation in excess of $1 million for certain executives of publicly held corporations, unless such compensation meets the requirements of Section 162(m) as "performance-based" compensation. If the 1997 Plan is approved by shareholders, the Company will be entitled to deduct for federal income tax purposes certain performance-based compensation paid under the 1997 Plan to the CEO and other participating officers notwithstanding the $1 million limitation under Section 162(m) of the Code. The Company expects that all Options, SARs and Performance Awards under the 1997 Plan will qualify as performance-based compensation under Section 162(m).

  BOARD RECOMMENDATION AND REQUIRED VOTE -- In order to continue the objectives embodied in the Company's existing benefit plans of providing important incentives to retain in the employ of the Company persons of training, experience and ability, of attracting new employees whose services are considered valuable and of encouraging a sense of proprietorship and stimulating the active interest of such persons in the development and financial success of the Company, the Board of Directors recommends approval of the 1997 Plan so as to make an additional 1,000,000 shares of Common Stock available for use for Awards in connection with the 1997 Plan. In accordance with Section 162(m) of the Code, approval of the 1997 Plan will require the affirmative vote of a majority of the shares of Common Stock cast with respect to the consideration of the 1997 Plan. Accordingly, abstentions and broker nonvotes applicable to shares present at the meeting will not be included in the tabulation of votes cast on this matter.

  The foregoing description summarizes the principal terms and conditions of the 1997 Plan, does not purport to be complete and is qualified in its entirety by reference to the 1997 Plan, a copy of which is included as Exhibit A hereto.

IV OTHER BUSINESS

  Management does not intend to bring any business before the meeting other than the matters referred to in the accompanying notice. If, however, any other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote pursuant to discretionary authority granted in the proxy in accordance with their best judgment on such matters. The discretionary authority includes matters that the Board of Directors does not know are to be presented at the meeting by others.

ADDITIONAL INFORMATION

  SECURITY OWNERSHIP OF CERTAIN SHAREHOLDERS -- The following table sets forth information as to persons known to possess voting or dispositive power over more than 5% of the Company's outstanding Common Stock.

  TITLE OF         NAME AND ADDRESS OF      NUMBER OF PERCENTAGE
    CLASS           BENEFICIAL OWNER         SHARES    OF CLASS
  --------         -------------------      --------- ----------
 Common Stock State Farm Mutual             3,746,692    8.0%
               Automobile Insurance Company
                One State Farm Plaza
                Bloomington, Illinois 61710

  The information in the foregoing table regarding State Farm Mutual Automobile Insurance Company ("State Farm") is based on filings made with the SEC reflecting ownership of Common Stock as of December 31, 1996. The filings state that the shares of Common Stock were acquired in the ordinary course of business and not for the purpose of influencing control of the Company. The filings indicate sole voting and dispositive power for 3,746,692 shares of Common Stock by State Farm and related entities.

  SHAREHOLDER PROPOSAL FOR 1998 MEETING -- In order to be included in the Company's proxy material for its 1998 annual meeting of shareholders, eligible proposals of shareholders intended to be presented at the annual meeting must be received by the Company on or before November 21, 1997 (directed to the Corporate Secretary of the Company at the address indicated on the first page of this Proxy Statement).

  ADVANCE NOTICE REQUIRED FOR SHAREHOLDER NOMINATIONS AND PROPOSALS -- The By-laws of the Company require timely advance written notice of shareholder nominations of director candidates and of any other proposals to be presented at an annual meeting of shareholders. In the case of director nominations by shareholders, the By-laws require that 60 days' advance written notice be delivered to the Company's Corporate Secretary (at the address indicated on the first page of this Proxy Statement) and set forth for each person whom the shareholder proposes to nominate for election or re-election as a director,
(a) the name, age, business address and residence address of such person, (b) the principal occupation or employment of such person, (c) the number of shares of each class of capital stock of the Company beneficially owned by such person and (d) the written consent of such person to having such person's name placed in nomination at the meeting and to serve as of a director if elected. The shareholder giving the notice must also include the name and address, as they appear on the Company's books, of such shareholder and the number of shares of each class of voting stock of the Company that are then beneficially owned by such shareholder.

  In the case of other proposals by shareholders at an annual meeting, the By-laws require that 60 days' advance written notice be delivered to the Company's Corporate Secretary (at the address indicated on the first page of this Proxy Statement) and set forth (a) a description of each proposal desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Company's books, of the shareholder proposing such business and any other shareholders known by such shareholder to be supporting such proposal, (c) the class and number of shares of the Company's stock that are beneficially owned by the shareholder on the date of such notice and (d) any financial interest of the shareholder in such proposal. A copy of the By-laws of the Company setting forth the requirements for the nomination of director candidates by shareholders and the requirements for proposals by shareholders may be obtained from the Company's Corporate Secretary at the address indicated on the first page of this Proxy Statement.

                                   By Order of the Board of Directors

                                      /s/ James L. Pate
                                   ----------------------------------
                                          James L. Pate
                                          Chairman

March 21, 1997

                                                                      EXHIBIT A

                              1997 INCENTIVE PLAN
                                      OF
                               PENNZOIL COMPANY

  1. Plan. This 1997 Incentive Plan of Pennzoil Company was adopted by the Company to reward certain corporate officers and key employees of the Company.

  2. Objectives. This Plan is designed to attract and retain key employees of the Company and its Subsidiaries, to encourage a sense of proprietorship and to stimulate the active interest of such persons in the development and financial success of the Company and its Subsidiaries. These objectives are to be accomplished by making Awards under this Plan and thereby providing Participants with a proprietary interest in the growth and performance of the Company and its Subsidiaries.

  3. Definitions. As used herein, the terms set forth below shall have the following respective meanings:

  "Authorized Officer" means the Chairman of the Board or the Chief Executive Officer of the Company (or any other senior officer of the Company to whom either the Chairman or the Chief Executive Officer shall delegate the authority to execute any Award Agreement).

  "Award" means the grant of any Option, SAR, Stock Award, Cash Award or Performance Award, whether granted singly, in combination or in tandem, to a Participant pursuant to such applicable terms, conditions and limitations as the Committee may establish in order to fulfill the objectives of the Plan.

  "Award Agreement" means a written agreement between the Company and a Participant setting forth the terms, conditions and limitations applicable to an Award.

  "Board" means the Board of Directors of the Company.

  "Cash Award" means an award denominated in cash.

  "Code" means the Internal Revenue Code of 1986, as amended from time to time.

  "Committee" means the Compensation Committee of the Board or such other committee of the Board as is designated by the Board to administer the Plan.

  "Common Stock" means the Common Stock, par value $0.83 1/3 per share, of the Company.

  "Company" means Pennzoil Company, a Delaware corporation.

  "Director" means an individual serving as a member of the Board.

  "Dividend Equivalents" means, with respect to shares of Restricted Stock that are to be issued at the end of the Restriction Period (including conditional stock), an amount equal to all dividends and other distributions (or the economic equivalent thereof) that are payable to stockholders of record during the Restriction Period on a like number of shares of Common Stock.

  "Employee" means an employee of the Company or any of its Subsidiaries.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

  "Fair Market Value" of a share of Common Stock means, as of a particular date, (i) if shares of Common Stock are listed on a national securities exchange, the mean between the highest and lowest sales price per share of Common Stock reported on the consolidated transaction reporting system for the principal national securities exchange on which shares of Common Stock are listed on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported,
(ii) if shares of Common Stock are not so listed but are quoted on the Nasdaq National Market, the mean between the highest and lowest sales price per share of Common Stock reported by the Nasdaq National Market on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, (iii) if the Common Stock is not so listed or quoted, the mean between the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations are available, as reported by the Nasdaq Stock Market, or, if not reported by the Nasdaq Stock Market, by the National Quotation Bureau Incorporated or (iv) if shares of Common Stock are not publicly traded, the most recent value determined by an independent appraiser appointed by the Company for such purpose.

  "Incentive Option" means an Option that is intended to comply with the requirements set forth in Section 422 of the Code.

  "Nonqualified Stock Option" means an Option that is not an Incentive Option.

  "Option" means a right to purchase a specified number of shares of Common Stock at a specified price.

  "Participant" means an individual to whom an Award has been made under this Plan.

  "Performance Award" means an Award made to a Participant pursuant to this Plan that is subject to the attainment of one or more Performance Goals.

  "Performance Goal" means a standard established by the Committee to determine in whole or in part whether a Performance Award shall be earned.

  "Plan" means this 1997 Incentive Plan of Pennzoil Company, as amended from time to time.

  "Restricted Stock" means any Common Stock that is restricted or subject to forfeiture provisions.

  "Restriction Period" means a period of time beginning as of the date upon which an Award of Restricted Stock is made pursuant to this Plan and ending as of the date upon which the Common Stock subject to such Award is no longer restricted or subject to forfeiture provisions.

  "SAR" means a right to receive a payment, in cash or Common Stock, equal to the excess of the Fair Market Value (or other specified valuation) of a specified number of shares of Common Stock on the date the right is exercised over a specified strike price, in each case, as determined by the Committee.

  "Stock Award" means an award in the form of shares of Common Stock or units denominated in shares of Common Stock.

  "Stock Based Awards Limitations" shall have the meaning set forth in Section 8(b)(ii).

  "Subsidiary" means (i) in the case of a corporation, any corporation of which the Company directly or indirectly owns shares representing more than 50% of the combined voting power of the shares of all classes or series of capital stock of such corporation which have the right to vote generally on matters submitted to a vote of the stockholders of such corporation and (ii) in the case of a partnership or other business entity not organized as a corporation, any such business entity of which the Company directly or indirectly owns more than 50% of the voting, capital or profits interests (whether in the form of partnership interests, membership interests or otherwise).

  4. Eligibility. Individuals eligible for Awards under this Plan are (i) those key Employees who hold positions of responsibility and whose performance, in the judgment of the Committee, can have a significant effect on the success of the Company and its Subsidiaries, and
(ii) individuals who are expected to become such Employees within six months of the date of the Award.

  5. Common Stock Available for Awards. Subject to the provisions of paragraph 14 hereof, there shall be available for Awards under this Plan granted wholly or partly in Common Stock (including rights or options that may be exercised for or settled in Common Stock) an aggregate of 1,000,000 shares of Common Stock. All 1,000,000 shares of Common Stock shall be available for Incentive Options. The number of shares of Common Stock that are the subject of Awards under this Plan, if forfeited or terminated, unexercised upon expiration or settled in cash in lieu of Common Stock or in a manner such that all or some of the shares covered by an Award are not issued to a Participant, or if exchanged for Awards that do not involve Common Stock, shall again immediately become available for Awards hereunder. The Committee may from time to time adopt and observe such procedures concerning the counting of shares against the Plan maximum as it may deem appropriate. The Board and the appropriate officers of the Company shall from time to time take whatever actions are necessary to file any required documents with governmental authorities, stock exchanges and transaction reporting systems to ensure that shares of Common Stock are available for issuance pursuant to Awards.

  6. Administration.

    (a) This plan shall be administered by the Committee. The Committee shall consist of at least two members of the Board.

    (b) Subject to the provisions hereof, the Committee shall have full and exclusive power and authority to administer this Plan and to take all actions that are specifically contemplated hereby or are necessary or appropriate in connection with the administration hereof. The Committee shall also have full and exclusive power to interpret this Plan and to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or proper, all of which powers shall be exercised in the best interests of the Company and in keeping with the objectives of this Plan. The Committee may, in its discretion, provide for the extension of the exercisability of an Award, accelerate the vesting or exercisability of an Award, eliminate or make less restrictive any restrictions contained in an Award, waive any restriction or other provision of this Plan or an Award or otherwise amend or modify an Award in any manner that is either
  (i) not adverse to the Participant to whom such Award was granted or (ii) consented to by such Participant. The Committee may make an award to an individual who it expects to become an Employee within the next six months, provided that such award shall be subject to the individual actually becoming an Employee within such time period. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent the Committee deems necessary or desirable to further the Plan purposes. Any decision of the Committee in the interpretation and administration of this Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.

    (c) No member of the Committee or officer of the Company to whom the Committee has delegated authority in accordance with the provisions of paragraph 7 of this Plan shall be liable for anything done or omitted to be done by him or her, by any member of the Committee or by any officer of the Company in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute.

  7. Delegation of Authority. The Committee may delegate to the Chief Executive Officer and to other senior officers of the Company its duties under this Plan pursuant to such conditions or limitations as the Committee may establish.

  8. Awards.

    (a) The Committee shall determine the type or types of Awards to be made under this Plan and shall designate from time to time the individuals who are to be the recipients of Awards. Each Award may be embodied in an Award Agreement, which shall contain such terms, conditions and limitations as shall be determined by the Committee in its sole discretion and shall be signed by the Participant to whom the Award is made and by an Authorized Officer for and on behalf of the Company. Awards may consist of those listed in this paragraph 8(a) and may be granted singly, in combination or in tandem. Awards may also be made in combination or in tandem with, in replacement of, or as alternatives to, grants or rights under this Plan or any other employee plan of the Company or any of its Subsidiaries, including the plan of any acquired entity. An Award may provide for the grant or issuance of additional, replacement or alternative Awards upon the occurrence of specified events, including the exercise of the original Award granted to a Participant. All or part of an Award may be subject to conditions established by the Committee, which may include, but are not limited to, continuous service with the Company and its Subsidiaries, achievement of specific business objectives, increases in specified indices, attainment of specified growth rates and other comparable measurements of performance. Upon the termination of employment by a Participant who is an Employee, any unexercised, deferred, unvested or unpaid Awards shall be treated as set forth in the applicable Award Agreement.

      (i) Stock Option. An Award may be in the form of an Option. An Option awarded pursuant to this Plan may consist of an Incentive Option or a Nonqualified Option. The price at which shares of Common Stock may be purchased upon the exercise of an Option shall be not less than the Fair Market Value of the Common Stock on the date of grant. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Option awarded pursuant to this Plan, including the term of any Option and the date or dates upon which it becomes exercisable, shall be determined by the Committee.

      (ii) Stock Appreciation Right. An Award may be in the form of an SAR. The terms, conditions and limitations applicable to any SAR awarded pursuant to this Plan, including the term of any SAR and the date or dates upon which it becomes exercisable, shall be determined by the Committee.

      (iii) Stock Award. An Award may be in the form of a Stock Award, including the award of Restricted Stock or conditional stock units. The terms, conditions and limitations applicable to any Stock Award granted pursuant to this Plan shall be determined by the Committee.

      (iv) Cash Award. An Award may be in the form of a Cash Award. The terms, conditions and limitations applicable to any Cash Award granted pursuant to this Plan shall be determined by the Committee.

      (v) Performance Award. Without limiting the type or number of Awards that may be made under the other provisions of this Plan, an Award may be in the form of a Performance Award. A Performance Award shall be paid, vested or otherwise deliverable solely on account of the attainment of one or more pre-established, objective Performance Goals established by the Committee prior to the earlier to occur of (x) 90 days after the commencement of such period of service to which the Performance Goal relates and (y) the lapse of 25% of such period of service (as scheduled in good faith at the time the goal is established), and in any event while the outcome is substantially uncertain. A Performance Goal is objective if a third party having knowledge of the relevant facts could determine whether the goal is met. Such a Performance Goal may be based on one or more business criteria that apply to the individual, one or more business units of the Company, or the Company as a whole, and may include one or more of the following: increased revenue; net income; earnings before interest, taxes, depreciation and amortization (EBITDA); other earnings measures; economic value added (EVA); cash flow measures; stock price; market share; return on equity or capital; return on revenue measures; costs; oil and gas volumes; petroleum reserve measures and safety and environmental performance measures. Unless otherwise stated, such a Performance Goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). In interpreting Plan provisions applicable to Performance Goals and Performance Awards, it is the intent of the Plan to conform with the standards of Section 162(m) of the Code and Treasury Regulation (S) 1.162-27(e)(2)(i), and the Committee in establishing such goals and interpreting the Plan shall be guided by such provisions. Prior to the payment of any compensation based on the achievement of Performance Goals, the Committee must certify in writing that applicable Performance Goals and any of the material terms thereof were, in fact, satisfied. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Performance Awards made pursuant to this Plan shall be determined by the Committee.

    (b) Notwithstanding anything to the contrary contained in this Plan, the following limitations shall apply to any Award made hereunder:

      (i) no Participant may be granted, during any one calendar year period, Awards consisting of Options or SARs that are exercisable for more than 250,000 shares of Common Stock;

      (ii) no Participant may be granted, during any one calendar year period, Stock Awards covering or relating to more than 10,000 shares of Common Stock (the limitation set forth in this clause (ii), together with the limitation set forth in clause (i) above, being hereinafter collectively referred to as the "Stock Based Awards Limitations"); and

      (iii) no Participant may be granted Awards consisting of cash or in any other form permitted under this Plan (other than Awards consisting of Options or SARs or otherwise consisting of shares of Common Stock or units denominated in such shares) in respect of any one calendar year period having a value determined on the date of grant in excess of $2,000,000.

  9. Payment of Awards.

    (a) General. Payment of Awards may be made in the form of cash or Common Stock, or a combination thereof, and may include such restrictions as the Committee shall determine, including, in the case of Common Stock, restrictions on transfer and forfeiture provisions. If payment of an Award is made in the form of Restricted Stock, the applicable Award Agreement relating to such shares shall specify whether they are to be issued at the beginning or end of the Restriction Period. In the event that shares of Restricted Stock are to be issued at the beginning of the Restriction Period, the certificates evidencing such shares (to the extent that such shares are so evidenced) shall contain appropriate legends and restrictions that describe the terms and conditions of the restrictions applicable thereto. In the event that shares of Restricted Stock are to be issued at the end of the Restricted Period, the right to receive such shares shall be evidenced by book entry registration or in such other manner as the Committee may determine.

    (b) Deferral. With the approval of the Committee, amounts payable in respect of Awards may be deferred and paid either in the form of installments or as a lump-sum payment. The Committee may permit selected Participants to elect to defer payments of some or all types of Awards in accordance with procedures established by the Committee. Any deferred payment of an Award, whether elected by the Participant or specified by the Award Agreement or by the Committee, may be forfeited if and to the extent that the Award Agreement so provides.

    (c) Dividends and Interest. Rights to dividends or Dividend Equivalents may be extended to and made part of any Award consisting of shares of Common Stock or units denominated in shares of Common Stock, subject to such terms, conditions and restrictions as the Committee may establish. The Committee may also establish rules and procedures for the crediting of interest on deferred cash payments and on Dividend Equivalents for Awards consisting of shares of Common Stock or units denominated in shares of Common Stock.

    (d) Substitution of Awards. At the discretion of the Committee, a Participant may be offered an election to substitute an Award for another Award or Awards of the same or different type.

  10. Stock Option Exercise. The price at which shares of Common Stock may be purchased under an Option shall be paid in full at the time of exercise in cash or, if elected by the optionee, the optionee may purchase such shares by means of tendering Common Stock or surrendering another Award, including Restricted Stock, valued at Fair Market Value on the date of exercise, or any combination thereof. The Committee shall determine acceptable methods for Participants to tender Common Stock or other Awards. The Committee may provide for procedures to permit the exercise or purchase of such Awards by use of the proceeds to be received from the sale of Common Stock issuable pursuant to an Award. Unless otherwise provided in the applicable Award Agreement, in the event shares of Restricted Stock are tendered as consideration for the exercise of an Option, a number of the shares issued upon the exercise of the Option, equal to the number of shares of Restricted Stock used as consideration therefor, shall be subject to the same restrictions as the Restricted Stock so submitted as well as any additional restrictions that may be imposed by the Committee.

  11. Taxes. The Company shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of cash or shares of Common Stock under this Plan, an appropriate amount of cash or number of shares of Common Stock or a combination thereof for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes. The Committee may also permit withholding to be satisfied by the transfer to the Company of shares of Common Stock theretofore owned by the holder of the Award with respect to which withholding is required. If shares of Common Stock are used to satisfy tax withholding, such shares shall be valued based on the Fair Market Value when the tax withholding is required to be made. The Committee may provide for loans, on either a short term or demand basis, from the Company to a Participant to permit the payment of taxes required by law.

  12. Amendment, Modification, Suspension or Termination. The Board may amend, modify, suspend or terminate this Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that (i) no amendment or alteration that would adversely affect the rights of any Participant under any Award previously granted to such Participant shall be made without the consent of such Participant and (ii) no amendment or alteration shall be effective prior to its approval by the stockholders of the Company to the extent such approval is required by applicable legal requirements.

  13. Assignability. Unless otherwise determined by the Committee and provided in the Award Agreement, no Award or any other benefit under this Plan constituting a derivative security within the meaning of Rule 16a-1(c) under the Exchange Act shall be assignable or otherwise transferable, except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder. The Committee may prescribe and include in applicable Award Agreements other restrictions on transfer. Any attempted assignment of an Award or any other benefit under this Plan in violation of this paragraph 13 shall be null and void.

  14. Adjustments.

    (a) The existence of outstanding Awards shall not affect in any manner the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the Common Stock) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

    (b) In the event of any subdivision or consolidation of outstanding shares of Common Stock, declaration of a dividend payable in shares of Common Stock or other stock split, then (i) the number of shares of Common Stock reserved under this Plan, (ii) the number of shares of Common Stock covered by outstanding Awards in the form of Common Stock or units denominated in Common Stock, (iii) the exercise or other price in respect of such Awards, (iv) the appropriate Fair Market Value and other price determinations for such Awards and (v) the Stock Based Awards Limitations, shall each be proportionately adjusted by the Board to reflect such transaction. In the event of any other recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, the adoption by the Company of any plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends or dividends payable in Common Stocks), then (i) the number of shares of Common Stock covered by outstanding Awards in the form of Common Stock or units denominated in Common Stock, (ii) the exercise or other price in respect of such Awards, (iii) the appropriate Fair Market Value and other price determinations for such Awards and (iv) the Stock Based Awards Limitations, shall each be proportionately adjusted by the Board to reflect such transaction; provided that such adjustments shall only be such as are necessary to maintain the proportionate interest of the holders of the Awards and preserve, without exceeding, the value of such Awards. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board shall be authorized to issue substitute Awards, as appropriate, for previously issued Awards or to assume previously issued Awards as part of such adjustment.

  15. Restrictions. No Common Stock or other form of payment shall be issued with respect to any Award unless the Company shall be satisfied based on the advice of its counsel that such issuance will be in compliance with applicable federal and state securities laws. Certificates evidencing shares of Common Stock delivered under this Plan (to the extent that such shares are so evidenced) may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Common Stock is then listed or to which it is admitted for quotation and any applicable federal or state securities law. The Committee may cause a legend or legends to be placed upon such certificates (if any) to make appropriate reference to such restrictions.

  16. Unfunded Plan. Insofar as it provides for Awards of cash, Common Stock or rights thereto, this Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to cash, Common Stock or rights thereto under this Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, Common Stock or rights thereto, nor shall this Plan be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any cash, Common Stock or rights thereto to be granted under this Plan. Any liability or obligation of the Company to any Participant with respect to an Award of cash, Common Stock or rights thereto under this Plan shall be based solely upon any contractual obligations that may be created by this Plan and any Award Agreement, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.

  17. Governing Law. This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Delaware.

  18. Effectiveness. This Plan shall be effective on February 10, 1997, but this Plan and all Awards made hereunder prior to the 1997 annual meeting of the Company's stockholders are conditioned upon the approval of this Plan by the stockholders of the Company at such meeting. If the stockholders of the Company should fail to so approve this Plan, this Plan shall terminate and cease to be of any further force or effect, and all grants of Awards hereunder shall be null and void.

LOGO

FORM 34-102 (3)
Unless a contrary direction
is given, this proxy will be
voted FOR all the directors
listed below and FOR all other
items.
SIGN BELOW

                 P R O X Y



__________________________________________________    ____________________,1997
Signature (If signing as Attorney, Administrator,            Date
Executor, Guardian, Trustee or Corporate Officer, please add your title as such.)


                               PENNZOIL COMPANY
Proxy Solicited on Behalf of Board of Directors, Annual Meeting of Shareholders
                     to be held Thursday, April 24, 1997.

The undersigned hereby appoints David P. Alderson, II, Linda F. Condit and Bruce
K. Misamore, jointly and severally, proxies with full power of substitution and resubstitution and with discretionary authority, to represent and to vote, in accordance with the instructions set forth below, all shares of Common Stock which the undersigned is entitled to vote at the 1997 annual meeting of shareholders of Pennzoil Company, and any adjournments thereof. In their discretion, the proxies may vote cumulatively for the election of directors (other than any for whom authority to vote is withheld below) and upon such other business as may properly come before the meeting.


1. ELECTION OF DIRECTORS:
   Nominees are Howard H. Baker, Jr., Harry H. Cullen, James L. Pate and
    Gerald B. Smith.
   (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name above.)

     [ ] FOR all nominees listed above, except as marked to the contrary above

     [ ] WITHHOLD AUTHORITY to vote for all nominees listed above


2. TO APPROVE THE APPOINTMENT OF ARTHUR ANDERSEN LLP as the independent public accountants of the Company.

     [ ] FOR         [ ] AGAINST         [ ] ABSTAIN


3. TO APPROVE A PROPOSED 1997 INCENTIVE PLAN.

     [ ] FOR         [ ] AGAINST         [ ] ABSTAIN